UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): June 1, 2013

HCI Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 West Cypress Street, Suite 100

Tampa Florida 33607

(Address of Principal Executive Offices)

(813) 405-3600

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

To mitigate risk from hurricanes and other catastrophes, each year the subsidiaries within our Homeowners Choice property and casualty insurance division implement a comprehensive reinsurance program whereby we pay premiums to other entities that agree to pay portions of any policyholder claims caused by certain catastrophic events. We have secured our reinsurance program for the year June 1, 2013 through May 31, 2014 by entering into contracts with multiple private reinsurance companies and with the State Board of Administration of Florida, which administers the Florida Hurricane Catastrophe Fund.

The private reinsurance companies include Renaissance Reinsurance Ltd., Amlin AG, Aeolus Reinsurance Ltd., Montpelier Reinsurance Ltd., various Lloyd’s syndicates and National Liability & Fire Insurance Company, which is an affiliate of Berkshire Hathaway, Inc. Portions of the reinsurance program are secured through our own reinsurance subsidiary, Claddaugh Casualty Insurance Company Ltd., which has mitigated its risk through retrocession contracts.

The reinsurance contracts offer various coverages, limits, retentions and durations. The private reinsurance contracts cover in general hurricanes, tropical storms, tornados and other catastrophes. The Florida Hurricane Catastrophe Fund agreement covers storms designated as hurricanes by the National Hurricane Center. The reinsurance program provides coverage for an event up to $850 million which according to sophisticated computer models approved by the Florida Office of Insurance Regulation is approximately sufficient to cover the probable maximum loss resulting from a 1 in 150 year hurricane event. The total cost of our reinsurance program (including retrocession premiums paid by Claddaugh) is approximately $134 million with significant portions of the premium payments divided into installments throughout the contract year. Retention under the contracts is approximately $11 million in a single event. In addition, we have purchased and paid for an additional $199 million of coverage for second and subsequent events and, if necessary, will purchase up to an additional $166 million of coverage at preset premium rates. All our private reinsurers are AM Best rated ‘A-’ or better or have fully collateralized their potential obligations to us.

The Florida Hurricane Catastrophe Fund component of our program is estimated to cover 90% of $486 million of first event loss in excess of $185 million at a total estimated cost of $34.6 million.

The reinsurance contracts with Claddaugh provide approximately $37.0 million of coverage in a first event and $10 million of coverage in a second event. Claddaugh has entered into retrocession contracts with Moksha Re SPC Ltd. and Oxbridge Reinsurance Limited. Moksha’s capital participants include our chief executive officer Paresh Patel and members of his family and Jay Madhu, a member of our board directors. Oxbridge’s capital participants include Mr. Patel and members of his family, Mr. Madhu and two other members of our board of directors, Anthony Saravanos and Martin Traber. Mr. Madhu serves as Oxbridge’s president and chief executive officer. Mr. Patel serves as chairman of its board of directors. The Moksha contracts provide approximately $15.4 million of coverage in exchange for approximately $4.3 million of premium payments. The Oxbridge contracts provide approximately $10.1 million of coverage in exchange for approximately $4.9 million of premium payments. Claddaugh, Moksha and Oxbridge have each deposited funds into trust accounts to fully collateralize their exposures. We believe the rates and terms provided by the retrocession contracts with Moksha and Oxbridge to be competitive with market rates and terms.

Certain of the private reinsurance contracts include retrospective provisions that adjust premiums, increase the amount of future coverage, or result in profit commissions in the event losses are minimal or zero. As a result, we expect to recognize net reinsurance premiums ceded of approximately $113 million from June 1, 2013 through May 31, 2014 assuming no losses occur during that period. In accordance with generally accepted accounting principles, we will recognize an asset in the period in which the absence of loss experience gives rise to an increase in future coverage or obligates the reinsurer to pay cash or other consideration under the contract. On the contrary, we will derecognize such asset in the period in which a loss experience arises. Such adjustments to the asset, which accrue throughout the contract term, will negatively impact our operating results when a catastrophic loss event occurs.

This form 8-K may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, there can be no assurance net reinsurance premiums ceded will approximate our expected amounts. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 16, 2013.

HCI Group, Inc.

BY:	/s/ Richard R. Allen
Name:	Richard R. Allen
Title:	Chief Financial Officer

A signed original of this Form 8-K has been provided to HCI Group, Inc. and will be retained by HCI Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.